Exhibit 99.1

                BROOKE CORPORATION SELLS STOCK OF TOPEKA COMPANY

     OVERLAND PARK, Kan., March 2 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex: BXX) announced today that it has sold all of its holdings of First American Capital Corporation ("FACC") stock to FACC in a privately negotiated transaction. FACC is the holding company of First Life America Corporation, a life insurance and annuity company headquartered in Topeka, Kansas.

     "Instead of holding the FACC stock or increasing our investment, our Board decided to sell the stock at this time at the approximate cost of acquisition in order to invest the proceeds in our business and focus all of our efforts on the growth of Brooke Corporation," said Robert D. Orr, Brooke's Chairman and Chief Executive Officer.

     Orr announced that the sale of 450,500 shares of FACC common stock that closed today involved a sale price of $770,355 in cash ($1.71 per share), along with warrants to purchase up to 150,000 shares of FACC common stock at prices ranging from $1.71 per share to $5.00 per share. Brooke Credit Corporation, the finance subsidiary of Brooke Corporation, financed $570,355 of FACC's cash purchase and intends to sell the loan to an unaffiliated investor. The warrants are exercisable in 2012 or immediately prior to any earlier change of control involving FACC, are subject to certain covenants and conditions, and expire no later than 2015. Brooke acquired the FACC stock in November 2003 in private transactions and owned approximately 9.62% of the outstanding FACC common stock at that time.

     About our company ... Brooke Corporation (Amex: BXX) is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of approximately 375 franchise locations as of January 31, 2005. The Brooke organization was founded on the belief that local business owners distribute insurance and related services more efficiently than others if supported by a franchise system. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Loan portfolio balances totaled over $185,000,000 on January 31, 2005. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset backed securitizations. Brooke Brokerage Corporation is a subsidiary holding company with subsidiaries that sell insurance on a wholesale basis primarily through locally owned insurance agencies, including Brooke franchises. Through Bermuda based subsidiaries, underwriting risks are shared with insurance companies on selected policies.

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     Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

     This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge or at http://www.sec.gov , for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             03/02/2005
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)